Exhibit (h)(2)(i)

FORM OF AMENDMENT

to

Transfer Agency and Service Agreement

between

Highland Funds

Each of the Entities, Individually and not Jointly, as listed on Schedule A

and

Boston Financial Data Services, Inc.

This Amendment is made as of this     st day of August, 2017, between each of the entities, individually and not jointly, as listed on Schedule A (collectively, the “Funds” and individually, the “Fund”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated December 26, 2012, as amended, (the “Agreement”). In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of August , 2017; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “August , 2017 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this August , 2017 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this August     , 2017 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HIGHLAND FUNDS EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:

Name: Dustin Norris	Name: Bob Lavalley

Title: Assistant Secretary	Title: Vice President – Client Relations
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Exhibit (h)(2)(i)

SCHEDULE A

Effective Date: August     , 2017

Highland Funds I
Highland Floating Rate Opportunities Fund	A, C, Z
Highland Long/Short Equity Fund	A, C, Z
Highland Long/Short Healthcare Fund	A, C, Z
Highland Opportunistic Credit Fund	A, C, Z
Highland Merger Arbitrage Fund	A, C, Z

Highland Funds II
Highland Energy MLP Fund	A, C, Y
Highland Fixed Income Fund	A, C, Y
Highland Global Allocation Fund	A, C, Y
Highland Premier Growth Equity Fund	A, C, Y
Highland Small-Cap Equity Fund	A, C, Y
Highland Tax-Exempt Fund	A, C, Y
Highland Total Return Fund	A, C, Y
Highland-First Foundation Income Fund	A, C, Y

Highland Floating Rate Opportunities Fund II	A, C, Z
Highland Global Allocation Fund II	A, C, Y